April 3, 1996




                    CONSENT OF BERWIND FINANCIAL GROUP, L.P.




We hereby consent to the use of our opinion letter dated ___________ to the Board of Directors of ExecuFirst Bancorp, Inc. and to the references to our firm in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Republic
Bancorporation, Inc. with and into ExecuFirst Banccorp, Inc., to form First Republic Bancorp, Inc.


In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                   BERWIND FINANCIAL GROUP, L.P